Exhibit 99.1

February 10, 2011

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Fourth Quarter and Full Year 2010 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported profitable results for the year ending December 31, 2010, with net sales of $1.08 billion and net income of $25.4 million.

These results compare with net sales of $551.8 million and a net loss of $13.1 million for the year ending December 31, 2009.

The net loss for fourth quarter 2010 is $5.5 million, compared with a net loss of $2.3 million in fourth quarter 2009 and net income in third quarter 2010 of $2.0 million. Net sales for the quarter are $227.9 million, or 48 percent higher than fourth quarter 2009’s net sales of $153.6 million, but 27 percent less than third quarter 2010’s net sales of $313.9 million.

Shipments in fourth quarter 2010 are 279,641 net tons, 26 percent higher than fourth quarter 2009’s shipments of 222,242 net tons and 24 percent lower than third quarter 2010 shipments of 365,608 net tons.

For the year, CSI shipped 1,335,256 net tons, 67 percent higher than 2009’s shipments of 800,375 net tons.

The Company recorded $4.6 million in fourth quarter 2010 and $12.9 million in fiscal 2010 for writing down inventory to market value as CSI’s inventory values are carried at the lower of cost or market (LCM).

“Fourth quarter 2010 results are normally impacted by the lower shipment levels we experience during this period each year,” said Vicente Wright, President & Chief Executive Officer.

“But rather than focus on a quarter whose results are cyclical and thus typically diminished from the rest of the year, I look at the total results for fiscal 2010, and recognize the tremendous survival measures taken by our team and the resulting turnaround from 2009,” he continued.

“The results for 2010 not only indicate an improvement to business conditions in the US, but also can be directly attributed to our Company’s efforts to position itself to meet future changing conditions,” Mr. Wright concluded.

EBITDA (as adjusted) for the quarter is $4.0 million, lower than fourth quarter 2009’s adjusted EBITDA of $9.1 million, and also lower than third quarter 2010’s adjusted EBITDA of $21.3 million.

For the year, EBITDA (as adjusted) is $88.2 million, 52 percent higher than 2009’s adjusted EBITDA of $58.2 million.

The balance under the Company’s Revolving Credit Agreement was zero as of December 31, 2010, with availability of $110 million. The Company has a cash balance as of December 31, 2010 of $27.7 million.

—More—

Results (in thousands, except for billed net tons) are as follows:

	Three Months Ended		Year Ended
	12/31/10	12/31/09	12/31/10	12/31/09
Billed net tons	279,641	222,242	1,335,256	800,375
Net sales revenue	$227,884	$153,563	$1,076,168	$551,808
Cost of sales	$231,510	$151,380	$1,013,891	$561,120
SG&A	$5,535	$4,662	$19,735	$17,481
Operating (loss) income	$(9,583)	$(2,935)	$41,449	$(27,278)
Interest expense, net	$2,631	$1,958	$9,024	$8,159
(Loss) income before tax	$(11,407)	$(3,496)	$35,332	$(26,945)
Net (loss) income	$(5,540)	$(2,291)	$25,394	$(13,101)
Depreciation	$8,215	$7,910	$31,003	$32,458

Cash Flow Information:

Operating Activities	$51,724	$(17,973)	$21,609	$102,458
Investing Activities	$(5,796)	$(14,662)	$(31,118)	$(46,667)
Financing Activities	$(27,700)	$(2,500)	$(24,443)	$(5,000)

EBITDA, as adjusted	$3,989	$9,072	$88,209	$58,172

A reconciliation between cash flows from operations and EBITDA and EBITDA as adjusted will be included in the Company’s Current Report on Form 8-K, together with this press release. As noted in the reconciliation, EBITDA, as adjusted is EBITDA adjusted to add back an inventory writedown for lower of cost or market adjustments.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has slightly less than 900 employees. For more information, please visit our website at www.californiasteel.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.